Exhibit 10.4

November 3, 2017

‘Personal and Confidential’

Thomas W. Kohn
[redacted]

Dear Thomas:

The purpose of this letter agreement (the “Agreement”) is to confirm the details of our employment offer to you for the new position of Community Bank Board Liaison. The general terms and conditions of this offer are as follows:

•	Effective Date - Monday, November 13, 2017.

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Duties - In this position, you will report directly to Dan Terpsma, Director of Regional Presidents and Commercial Lending of Chemical Bank (the “Bank”). As the Community Bank Liaison, you will work the hours needed to serve as the Bank’s executive representative to its community bank boards, attending all of the Bank’s community board meetings, working to strengthen the Bank’s relationships with community board members in an effort to expand the Bank’s business through those relationships. In addition, you will continue in your position as President and Chief Executive Officer of Insite Capital.

•	Base Salary - Your annual base salary will be $100,000, paid bi-weekly. This base salary will be reviewed by Management on an annual basis.

•	2017 Annual Cash and Long Term Equity Incentive - For purposes of calculating your 2017 Annual Cash Incentive, you will remain on your current plan based on your previous salary of $338,466.

•
Retention Bonus - Provided that you remain employed with the Bank on May 1, 2018, the Bank will pay you a Retention Bonus on the next regular pay date in the amount of $170,000, subject to all applicable taxes. In addition, provided that you remain employed with the Bank on February 1, 2019, the Bank will pay you a Retention Bonus on the next regular pay date in the amount of $170,000, subject to all applicable taxes. If you are terminated without Cause, die or if there is a Change in Control prior to either payment, the Bank will pay you or your estate, as applicable, the Retention Bonus in the amount of $340,000 within 30 days following the applicable event. For purposes of this paragraph, the following definitions apply:

--“Cause” means: (i) your removal by order of a regulatory agency having jurisdiction over the Bank; (ii) your material breach of any provision in this Agreement; if the breach is curable, it shall constitute

Cause only if it continues uncured for a period of 20 days after your receipt of written notice of such breach by the Bank; (iii) your failure or refusal, in any material manner to perform all lawful services required by you in your employment positions with the Bank, which failure or refusal continues for more than 20 days after your receipt of written notice of such deficiency; (iv) your commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving the Bank, which in the reasonable good faith judgment of the Bank’s Board, renders your continued employment harmful to the Bank; (v) your misappropriation of the assets of the Bank or property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (vi) your conviction or the entry of a plea of guilty or no contest by you with respect to any felony or other crime which, in the reasonable good faith judgment of the Bank’s Board, adversely affects the Bank, and its reputation.

--“Change in Control” means the occurrence of any of the following events: (i) the acquisition by a person or persons acting as a group, of the stock of the Bank or Chemical Financial Corporation (“Chemical”) that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or Chemical; (ii) the majority of the members of the Board of the Bank or Chemical are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank or Chemical Board prior to the date of appointment or election; or (iii) the acquisition, by a person or persons acting as a group, of the assets of the Bank or Chemical that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of the assets of the Bank or Chemical in a single transaction or within a 12-month period ending with the most recent acquisition. For purposes of this Section, gross fair market value means the value of the assets of the Bank or Chemical, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Bank, Chemical or a subsidiary of the Bank, or Chemical or other similar fiduciary capacity of the Bank or Chemical with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i) hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Bank, Chemical or any of their subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i) hereof.

•	Equity Grants - Your outstanding equity grants will continue in accordance with the terms of the applicable plans and your grant agreements under those plans.

•	Company Car - You will continue to keep your car as long as you remain in your position as Community Bank Liaison.

•	InSite Capital - You will remain as President and CEO of InSite Capital.

Tom, we are sincerely looking forward the contributions you will make as our Community Bank Board Liaison. This is a very important role for the Bank, and we look forward to your continued contributions.

Sincerely,

/s/ Thomas C. Shafer
Thomas C. Shafer
President and CEO of Chemical Bank

Accepted: /s/ Thomas W. Kohn              Date: November 3, 2017_
        Thomas W. Kohn